UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 27, 2014

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Mercer Road Natick, MA	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 975-4820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement

On March 27, 2014, Karyopharm Therapeutics Inc. (the “Company”) entered into a lease with NS Wells Acquisition LLC, as landlord, for approximately 29,933 square feet of office and research space at 85 Wells Avenue in Newton, Massachusetts.  The Company intends to use the leased premises as its corporate headquarters and for research and development purposes.  The lease term commences May 1, 2014 and expires October 10, 2021.  There are no scheduled rent payments due for the first 23 weeks of the lease term.  Thereafter, the Company has agreed to pay an initial annual base rent of approximately $505,980, which base rent rises periodically until it reaches approximately $897,990.  The Company has agreed to pay for pro rata increases in operating expenses and property taxes.  The Company is also obligated to pay for certain utilities.  The lease provides the Company with an allowance for improvements of approximately $1,047,655 and an ability to finance up to approximately $448,995 at 8% annual interest, amortized over the term of the lease.  The Company has provided a security deposit in the form of a letter of credit in the amount of $400,000, which amount may be reduced to $200,000 on January 31, 2018.

The foregoing description of the lease is not complete and is qualified in its entirety by reference to the full text of such lease, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Office Lease Agreement between NS Wells Acquisition LLC and Karyopharm Therapeutics Inc., dated March 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: April 1, 2014	By:	/s/ Christopher B. Primiano
Christopher B. Primiano
Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Office Lease Agreement between NS Wells Acquisition LLC and Karyopharm Therapeutics Inc., dated March 27, 2014.